Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Reports Second Quarter 2012 Results

Net Revenues up 10.1%  —  Net Income up 88.8%

PHOENIX — Aug. 2, 2012 — Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food marketer and manufacturer, today reported financial results for the second quarter ended June 30, 2012, highlighted by the Company’s highest reported quarterly net revenues with net income growth of 88.8% compared to the prior-year quarter.

Second Quarter 2012 Financial Results

Inventure generated record net revenues of $48.0 million for the second quarter, an increase of 10.1%, or $4.4 million versus the prior-year second quarter, primarily attributable to strong performance in the Frozen segment.

Frozen segment net revenues, which includes Jamba® All Natural Smoothies, totaled $23.2 million for the quarter, up 24.1% over the prior-year period.  Excluding Jamba®, the Frozen segment net revenues increased 58.8% for the quarter continuing the momentum from the first quarter due to favorable competitive pricing relative to other berries, continued category growth and new distribution.  Jamba® net revenues for the quarter totaled $3.5 million ($5.4 million gross) a decrease of 44.8% compared to net revenues of $6.3 million ($7.9 million gross) in the second quarter of 2011 primarily related to a prior year national Jamba® coupon event at a major warehouse retailer.  Excluding this event that resulted in incremental gross revenues of approximately $3.0 million, Jamba® gross revenues were up 10.8%.

The Snack segment second quarter net revenues were flat with $24.8 million in net revenues compared to $24.9 million the same quarter a year ago.  T.G.I. Friday’s® and Boulder Canyon™ Natural Foods net revenues were down 1.7% and 1.8%, respectively, offset by an increase of 10.8% in premium private label sales.  During the second quarter of the prior year, T.G.I. Friday’s® sales benefited from higher volume in anticipation of a planned price increase, which affected comparative sales growth in the current quarter.  Boulder Canyon™ sales were affected by competitive pricing pressure, the timing of promotional events and planned transitions in package size during the quarter.

Consolidated net income for the quarter grew 88.8% and totaled $1.6 million, or $0.08 per fully diluted share, compared to $0.9 million, or $0.05 per fully diluted share, in the second quarter of 2011.

Consolidated EBITDA for the quarter was $4.0 million, or 8.2% of net revenue, an increase of 48.2% compared to the second quarter of last year.  A table reconciling EBITDA to net income is presented at the end of the consolidated financial statements included in this release.

Other second quarter financial highlights included:

•                  Gross profit of $9.2 million, or 19.2% of net revenues, increased 13.7% in dollars and 60 basis points compared to last year.  This increase in gross margin was primarily due to improved plant performance in the Snack segment and a favorable product mix in the Frozen segment, which was partially offset by an increase of $0.5 million in above-the-line trade promotion spending, primarily for the Jamba® and Boulder Canyon™ brands.

•                  Selling, General and Administrative (SG&A) expenses totaled $6.4 million for the quarter, a decrease of 2.5%, or $0.2 million. SG&A, as a percent of net revenues, was down 170 basis points to 13.3%, compared to the second quarter of the prior year.  This decline was largely attributable to decreased marketing and sampling expenses related to prior year’s national coupon event at a major warehouse retailer for the Jamba® brand.

Inventure Foods, Inc.    5415 E. High Street, Suite 350    Phoenix, AZ 85054    (623) 932-6200    Fax (602) 522-2690

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First Half 2012 Net Revenues, EPS and EBITDA

Net revenues for the first half of 2012 totaled $95.0 million, up 18.4% compared to $80.3 million during the first half of 2011.  Fully diluted earnings per share of $0.17 were up 41.7% during the first half of 2012 compared to $0.12 during the same period in 2011.  EBITDA also showed a strong increase of 28.9% to $8.0 million for the first half of 2012, compared to $6.2 million for the first half of 2011.

Management Commentary & Future Outlook

“We are pleased to report our highest quarterly net revenues in the Company’s history, and we are proud of the continued growth and success of our innovative products,” said Terry McDaniel, Chief Executive Officer of Inventure Foods.

“Our Healthy Natural portfolio increased 17.7% from the second quarter of 2011 and now represents 61% of total revenue, reiterating a continued consumer interest in better-for-you offerings.  Our revenue growth was led by continued strong sales in our Frozen segment with a 58.8% increase in frozen fruit sales from the prior-year quarter.”

“The diversity of our products and distribution channels provides us with a solid platform to benefit from the strong performance of certain products while continuing to enhance and grow other products.  Boulder Canyon™ sales were down in the quarter due to packaging transitions and increased price competition, we continue to focus on expanding this brand.”

“We continue to offer innovative new products expanding the Jamba® “at home” Smoothies line with a new pair of superfruit smoothies featuring non-fat Greek yogurt. Pomegranate Pick-Me-Up™ and Acai Super-Antioxidant™ are the first smoothies in the Jamba® “at home” line to feature Greek yogurt in the formulation.  In addition, we recently launched our Jamba® Multigrain Fruit Crisps, Cranberry Crave and Blueberry Blast.”

“Also, during the first half of 2012 we decreased our total debt levels by $6.4 million with cash from operations and continue to strengthen our balance sheet.”

Mr. McDaniel concluded, “We remain focused on the growth of our innovative products through the continued execution of our strategic plan.  We are excited for new opportunities as we leverage the success realized in the first half of 2012 and seek to add continued value to our shareholders through sustainable long-term growth.”

Conference Call

Inventure Foods’ executive management team will host a conference call today at 11 a.m. ET to discuss the Company’s second quarter 2012 results and comment on its future outlook. To participate in the conference call, please call (877) 853-7702 toll-free, or (408) 940-3848 for international callers. A live webcast of the call will also be available at www.inventurefoods.com and will be archived for one year following today’s event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (Nasdaq: SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods™, Jamba®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, BURGER KING™, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Six Months Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$48,015,732	$43,609,336	$95,035,796	$80,250,018
Cost of revenues	38,811,928	35,511,783	76,487,366	64,221,969
Gross profit	9,203,804	8,097,553	18,548,430	16,028,049
Selling, general & administrative expenses	6,378,918	6,544,826	12,879,360	12,054,085
Operating income	2,824,886	1,552,727	5,669,070	3,973,964
Interest expense, net	203,858	199,021	434,224	417,731
Income before income taxes	2,621,028	1,353,706	5,234,846	3,556,233
Income tax provision	997,703	493,822	1,889,928	1,290,167
Net income	$1,623,325	$859,884	$3,344,918	$2,266,066

Earnings per common share:
Basic	$0.09	$0.05	$0.18	$0.13
Diluted	$0.08	$0.05	$0.17	$0.12
Weighted average number of common shares:
Basic	18,898,698	18,067,391	18,590,217	18,039,030
Diluted	19,555,437	18,719,203	19,460,106	18,692,532

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$573,099	$664,488
Accounts receivable, net allowance	15,271,139	15,741,758
Inventories	25,740,312	31,682,080
Deferred income tax asset	637,853	766,805
Other current assets	814,103	1,526,818
Total current assets	43,036,506	50,381,949

Property and equipment, net	35,552,420	33,182,331
Goodwill	11,616,225	11,616,225
Trademarks and other intangibles, net	2,014,847	2,033,160
Other assets	746,752	761,258
Total assets	$92,966,750	$97,974,923

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,287,875	$14,891,297
Accrued liabilities	8,291,236	9,531,942
Current portion of long-term debt	1,661,487	3,025,011
Total current liabilities	23,240,598	27,448,250

Long-term debt, less current portion	7,758,749	8,595,109
Line of credit	11,028,152	15,183,910
Deferred income tax liability	3,655,829	3,550,560
Interest rate swaps	829,119	843,635
Other liabilities	803,294	743,909
Total liabilities	47,315,741	56,365,373

Shareholders’ equity:
Common stock	193,959	186,312
Additional paid-in capital	28,355,825	27,675,786
Accumulated other comprehensive loss	(416,170)	(425,025)
Retained earnings	17,988,590	14,643,672
	46,122,204	42,080,745

Less: treasury stock	(471,195)	(471,195)
Total shareholders’ equity	45,651,009	41,609,550
Total liabilities and shareholders’ equity	$92,966,750	$97,974,923

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

	Quarter Ended		Six Months Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation — EBITDA (1):
Reported net income	$1,623,325	$859,884	$3,344,918	$2,266,066
Add back: Interest, net	203,858	199,021	434,224	417,731
Add back: Income tax provision	997,703	493,822	1,889,928	1,290,167
Add back: Depreciation	1,128,345	1,110,087	2,277,574	2,184,203
Add back: Amortization of intangible assets	7,814	10,500	18,314	21,000
EBITDA	$3,961,045	$2,673,314	$7,964,958	$6,179,167

(1)      EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.

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